Exhibit 3.2

AMENDED AND RESTATED BYLAWS OF

ING LIFE INSURANCE AND ANNUITY COMPANY

ARTICLE I

LOCATION

Section 1.       The principal office of ING Life Insurance and Annuity Company (“ILIAC” or the “Company”) shall be in the City of Windsor, County of Hartford, State of Connecticut. The Company may establish and maintain such other office or offices, within or without the State of Connecticut, as the Board of Directors (“Board”) may authorize or the business of the Company may require.

ARTICLE II

SHAREHOLDERS

Section 1.       TIME AND PLACE OF MEETINGS. All meetings of the shareholders of the Company may be held at such time and place, within or without the State of Connecticut, as fixed by the Board, or as designated in the notice of meeting, provided that any or all shareholders may participate in such meeting by means of conference telephone, video conference, or similar telephonic communications by means of which all persons participating in the meeting can simultaneously hear each other. A shareholder participating in a meeting by this means shall be considered to be present at the meeting.

Section 2.       ANNUAL MEETING. The annual meeting of the shareholders shall be held each year at a time and place designated by the Board. Annual meetings may be called by the Board or by any officer of the Company instructed by the Board to call the meeting. At the annual meeting, the shareholders shall elect Directors, and may elect a Chairman of the Board (“Chairman”), to serve until the next annual meeting or until their successors shall be elected and qualified, whichever is later. Any other proper business may also be transacted at the annual meeting

Section 3.       SPECIAL MEETINGS. Special meetings of shareholders may be called at any time by the Chairman, the Board acting upon majority vote, the President or Secretary of the Company. A special meeting of shareholders shall also be called by the Secretary upon the written request of shareholders who together own of record a majority of the outstanding shares of each class of stock entitled to vote at such meeting, which written request shall state the purpose for the meeting. No business other than that specified in the notice of meeting shall be transacted at a special meeting of the shareholders.

Section 4.       NOTICE OF MEETING. A written notice, in either paper or electronic format, stating the time and place of any meeting of shareholders, and in the case of a special meeting the purpose of the meeting, shall be mailed or delivered to each shareholder entitled to vote at the meeting, as required by law. Shareholders may waive notice of any meeting, and the presence of a shareholder at any meeting, in person or represented by proxy, shall constitute a waiver of notice of such meeting.

Section 5.       ORGANIZATION. Meetings of shareholders shall be presided over by the Chairman, or in his absence by the President, or if in his absence by a Vice-President, or in the absence of all of the foregoing persons, a person designated by the Board. The Secretary shall act as the secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 6.       ADJOURNMENTS. Any meeting of shareholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such reconvened meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. Any business which might have been transacted at the original meeting, can be transacted at the reconvened meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the reconvened meeting, a notice of the reconvened meeting shall be given to each shareholder of record entitled to vote at the meeting.

Section 7.       QUORUM. Except as otherwise provided by law or these by-laws, a quorum at any meeting of the shareholders shall consist of the number of shareholders holding a majority of the shares of each class of outstanding voting stock, present in person or represented by proxy. For purposes of the foregoing, two or more classes or series of stock shall be considered a single class if holders thereof are entitled to vote together as a single class at the meeting.

Section 8.      VOTING AND PROXIES. At all meetings of the shareholders, each shareholder may cast one vote in person or by proxy for each share held. All proxies must be in writing and signed by the shareholder or by his duly authorized attorney-in-fact. All proxies shall be filed with the Secretary of the Company and recorded as part of the minutes of the shareholders meetings.

Section 9.       DETERMINATION OF SHAREHOLDERS OF RECORD. The Company shall determine the shareholders entitled to notice of or to vote at any meeting of shareholders, or to express consent to an action without a meeting, or to receive payment of any dividend or other distribution or allotment of rights, or to exercise any shareholder rights, as follows: (i) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining shareholders entitled to express consent to an action in writing without a meeting shall be the day on which the written consent is signed by the shareholder; and (iii) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 10.     ACTION WITHOUT MEETING. Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice or vote, if all shareholders consent in writing to the action. Written actions must describe the action taken, bear the signature of each of the shareholders, and be delivered to the Secretary to be filed in the Company’s records. The written action shall be effective on the date the last of the shareholders has approved the action unless a different date is specified.

ARTICLE III

BOARD OF DIRECTORS

Section 1.       GENERAL POWERS. The affairs, property and business of the Company shall be managed by the Board.

Section 2.       NUMBER, TERM, AND QUALIFICATIONS OF DIRECTORS. The Board shall consist of not less than five (5) nor more than fifteen (15) persons elected by the shareholders at the annual meeting of the shareholders. The number of directors may be increased or decreased by amendment to, or in the manner provided in, these bylaws or articles of incorporation. The number of directors to be elected may be determined by a resolution of the shareholders, but in the absence of such a resolution, there shall be elected the number of directors that were elected at the previous annual meeting of shareholders. Each Director shall hold office for the term for which he was elected, until his successor shall have been elected and qualified, or until his earlier resignation or removal.

Section 3.       RESIGNATION. A Director may resign at any time by providing written notice to the Board, the Chairman, or the Secretary. If no effective date is specified in the notice, it will become effective at the time it is received by the Secretary.

Section 4.       REMOVAL. At any meeting of shareholders, any Director or Directors may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote.

Section 5.       VACANCIES. Unless otherwise provided in the Articles of Incorporation or these bylaws, vacancies and any newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the Directors then in office, even if less than a quorum of the Board. A Director so elected shall be elected for the unexpired term of his predecessor in office or for the full term of a new directorship.

Section 6.       TIME AND PLACE OF MEETINGS. The Board may hold regular meetings at such time and place as fixed by the Board from time to time. Special meetings may also be called by the Chairman, or any other member of the Board, the President, or the Secretary. Members of the Board may participate in such meeting by means of conference telephone, video conference, or similar telephonic communications by means of which all persons participating in the meeting can simultaneously hear each other. A Director participating in a meeting by this means is considered to be present at the meeting.

Section 7.       NOTICE OF MEETINGS. Notice shall not be required with respect to any regular meeting called by the Board. With respect to a special meeting called by the Chairman or any other member of the Board, the President or the Secretary, written notice, in either paper or electronic format, stating the time, place and purpose of the meeting shall be mailed or delivered to each Director not less than twenty-four (24) hours before such meeting. Directors may waive notice of any meeting, and the presence of a Director at any meeting shall constitute a waiver of notice of such meeting.

Section 8.       ORGANIZATION. Meetings shall be presided over by the Chairman, or in his absence by the President, or if in his absence by a Vice-President, or in the absence of all of the foregoing persons a person designated by the Board. The Secretary shall act as the secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 9.       ADJOURNMENTS. Any meeting may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such reconvened meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. Any business which might have been transacted at the original meeting, can be transacted at the reconvened meeting.

Section 10.     QUORUM. Except as otherwise provided by law or these bylaws, a majority of the entire Board currently holding office shall constitute a quorum at any meeting of the Board. The act of a majority of the Directors at a meeting at which a quorum is present shall constitute the act of the Board, unless the law or these bylaws shall require the vote of a greater number. At any meeting of the Board where a quorum is not present, the Directors present shall adjourn the meeting until such time as a quorum shall be present.

Section 11.     ACTION BY BOARD OF DIRECTORS WITHOUT MEETING. Any action that might be taken at a meeting of the Board may be taken without a meeting if done in writing signed by all of the Directors currently holding office. Written actions must describe the action taken, bear the signature of each of the Directors, and be delivered to the Secretary to be filed in the Company’s records. The written action shall be effective on the date the last of the Directors has approved the action unless a different date is specified.

ARTICLE IV

COMMITTEES OF THE BOARD

Section 1. COMMITTEE CREATION. The Board may, in its discretion, appoint one or more committees consisting of two or more members of the Board. The duties and responsibilities of each committee so appointed shall be determined in accordance with customary corporate practice, and as more specifically set forth in the Board resolution creating such committee and in the charter of such Committee which must be approved by the Board. Each committee shall have all the authority of the Board, except as expressly limited by the Board and applicable law. Committee actions shall be subject to revision or alteration by the Board provided rights of third parties would not be affected.

Section 2. QUORUM; ALTERNATE MEMBER. A majority of the members of any Committee appointed by the Board shall constitute a quorum for the transaction of any business at any meeting of such Committee. The Board may appoint one or more members of the Board as alternate members of any Committee, who will act in the place of any absent or disqualified Committee member. Any vacancy occurring in the membership of the Committee will be filled by any alternate Committee member previously appointed by the Board, until such time as the Board may appoint a replacement Committee member who will serve for the remainder of the vacating member’s term. If a committee member is absent from or disqualified from voting at a Committee meeting and no alternate Committee member has been appointed by the Board, the remaining member or members of the

Committee at the meeting, whether or not he or they constitute a quorum, may unanimously select from the Board a Director to act at the meeting in place of the absent or disqualified Committee member. The Board may remove a member of a Committee, with or without cause, whenever in its judgment such removal would serve the best interests of the Company.

Section 3.       COMMITTEE RULES AND OPERATIONS. Unless the Board otherwise provides, each Committee appointed by the Board may adopt, amend and repeal rules for the conduct of its business without the approval of the Board, so long as such rules are not inconsistent with the Board resolution creating such Committee or with the Committee charter. In the absence of a specific provision in the Committee charter or the rules of the Committee, each Committee shall conduct its business in the same manner as the Board conducts its business pursuant to the relevant provisions of Article III of these bylaws.

Section 4.       REPORTS TO THE BOARD. The Secretary of the Company (or such other officer as the Committee members shall designate) shall keep a written record of each Committee’s proceedings and shall submit a report of the Committee’s activities to the Board as stated in the Board resolution creating such Committee or as otherwise required by the Board.

ARTICLE V

OFFICERS

Section 1.       ELECTION OF OFFICERS. As soon as practicable after the annual meeting of shareholders, the Board may, at its option, elect from among its members a Chairman, who shall be designated as the Chairman of the Board and an elected officer of the Company, but in any event shall elect a President; one or more Vice Presidents; a Treasurer; a Secretary; and such other officers as the Board deems necessary and may give them such designations or titles it considers desirable. The Board may authorize the classification of certain levels of Vice President and may authorize Assistant Treasurers, Assistant Secretaries, and other categories it deems proper. The Board of Directors may also elect or, by resolution, delegate to the President of the Company, the authority to appoint from time to time one or more business unit Presidents to act as the chief operating officers of the various business units of the Company. Unless prohibited by applicable law, the same person may hold two or more offices simultaneously.

Section 2.       TERM OF OFFICE. Elected officers shall hold office until a successor is elected and qualified, or until his death, resignation, removal or suspension. Any officer vacancy may be filled prior to the next annual election by the Board at any regular or special meeting of the Board, or by written Board action without a meeting. Election as an officer shall not of itself create any contractual rights or expectation of continued employment.

The Board may remove an elected officer, with or without cause, whenever in its judgment such removal would serve the best interests of the Company. Such removal may be with or without prejudice to the contractual rights of such officer, if any.

An officer may resign at any time upon written notice to the Board, the President or the Secretary of the Company. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. If no time is specified in the written resignation notice, it shall be effective upon delivery.

Section 3.       POWERS AND DUTIES OF THE CHAIRMAN OF THE BOARD. If one is elected, the Chairman shall preside at all meetings of the Board and shall perform such other duties and have such other authority as the Board may from time to time prescribe.

Section 4.       POWERS AND DUTIES OF THE PRESIDENT. The President shall have operational charge and management of the affairs, property and business of the Company, as well as all duties prescribed by the Board from time to time. The President shall also be responsible to ensure that all directives and resolutions of the Board are carried into effect.

Any business unit President appointed by the President shall be the chief operating executive for and shall have supervisory authority over the business unit for which he is appointed. Powers and duties of the business unit Presidents shall also include, but not be limited to, all of the authority, powers, and duties usually incident to the office of Vice President.

Section 5.       POWERS AND DUTIES OF VICE PRESIDENTS. Vice Presidents shall have such authority, powers and duties in the management of the Company as generally pertain to such office, as well as all duties prescribed by the Board or President from time to time.

Section 6.       POWERS AND DUTIES OF THE TREASURER. The Treasurer (and Assistant Treasurers), except as otherwise required by law, shall have charge and custody of all funds and securities of the Company under the direction of the Board; shall deposit all moneys of the company to the credit of the Company in such depositories as are authorized by the Board; shall see that all expenditures are duly authorized and evidenced; and perform all other duties usually incident to the office of Treasurer, as well as all duties prescribed by the Board or President from time to time.

Section 7.       POWERS AND DUTIES OF THE SECRETARY. The Secretary (and Assistant Secretaries) shall give, or cause to be given, all required notices of Board and shareholders meetings; attend all Board and shareholders meetings and record and retain the minutes of such meetings (if the Secretary is absent from any meeting, the Chairman of the meeting may appoint a temporary secretary to act at such meeting); have custody of the stock register, minute books, and seal of the Company; and perform all other duties usually incident to the office of Secretary, as well as all duties prescribed by the Board from time to time.

ARTICLE VI

CAPITAL STOCK

All certificates of stock shall be signed by the President or a Vice President, and the Secretary or an Assistant Secretary of the Company. When a certificate is signed by a transfer agent or registrar appointed by the Board of Directors, the signature of any corporate officer and the corporate seal upon the certificate may be facsimiles, engraved, printed, or digital. The Company may issue a new certificate of stock to replace one that has been lost, stolen, or destroyed, and may require the owner or the owner’s legal representative to indemnify the Company against any claim that may be made against it on account of the loss.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS, OFFICERS, AND OTHER PERSONNEL

Section 1.       RIGHT TO INDEMNIFICATION AND STANDARD OF CONDUCT. To the full extent permitted by Connecticut law, Title XXXIII, Section 773-778, as amended from time to time, or by other provisions of applicable law, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, wherever brought, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, fiduciary or employee of the Company, or is or was serving at the request of the Company as a director, officer, fiduciary, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the company against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 2.       AUTHORIZATION. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that the indemnification is proper in the circumstances because the person claiming indemnification has met the applicable standard of conduct set forth in Section 1. Such determination shall be made by the Board by a majority vote of a quorum consisting of Directors who were not parties to the action, suit or proceeding in question. If such a quorum is not obtainable, the Board shall retain independent legal counsel who shall make such determination in a written opinion.

Section 3.       ADVANCE PAYMENT OF EXPENSES. Expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company in advance of the final disposition of such action upon receipt of an undertaking by or on behalf of a person entitled to claim indemnification to repay such amount, unless it is ultimately determined that he is entitled to be indemnified under this Article VII.

Section 4.       INSURANCE. The Company shall have power to purchase and maintain insurance on behalf of any person described in Section 1 against any liability asserted against and incurred by him, whether or not the Company would have the power to indemnify him against such liability under this Article VII.

Section 5.       NON-EXCLUSIVITY. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under the Articles of Incorporation, any agreement, insurance policy, vote of the shareholders or disinterested Directors, or otherwise.

Section 6.       CONTINUANCE. The indemnification provided by this Article VII shall continue as to a person who has ceased to be director, officer, fiduciary, employee or agent with regard to acts or omissions of such person occurring or alleged to have occurred while the person was so engaged, shall apply whether or not the claim against such person arises out of matters occurring before the adoption of this by-law, and shall inure to the benefit of heirs, executors, and administrators of such person.

ARTICLE VIII

MISCELLANEOUS

Section 1.       FISCAL YEAR. The fiscal year of the Company begins with January first and ends with December thirty-first, or as otherwise determined by the Board from time to time.

Section 2.       SEAL. The seal of the Company shall bear the corporate name of the Company, the place of its home office and such other features as may be approved by the Board from time to time. The seal of the Company shall be kept in the custody of the Secretary and may be affixed to any instrument requiring a seal and may be duly attested to by any officer of the Company.

Section 3.       DIVIDENDS. The Board may from time to time declare, subject where required to regulatory approval or notice, and cause to be paid dividends of cash, property, or shares of stock or securities of, or owned by, the Company.

Section 4.       INVESTMENTS. The President, a Vice President, the Secretary, and the Treasurer, or other officers or employees designated by the Board, have authority to sign instruments, including but not limited to: all note, bond, stock, or other securities purchase agreements and security, mortgage, or real estate commitment letters and amendments thereto, deeds and leases, and assignments, releases, or partial releases, or payment or performance moratoriums of any mortgages, debt obligations or other security interests held by the Company.

Section 5.       POLICY CONTRACTS. All insurance policies and contracts for annuities, guaranteed investment contracts (GICs) or funding agreements, and for the disposition of the proceeds thereof, may be signed by any of the following officers: the President, a Vice President, the Treasurer, the Secretary or an Assistant Secretary; with respect to GICs or funding agreements, the business unit President may also execute contracts on behalf of the Company. The signatures may be facsimile, digital or electronic signatures.

Section 6.       AGENCY AND OTHER CONTRACTS. The President, a Vice President, the Secretary and other officers or employees designated by the Board shall have authority to sign or approve agency contracts and related agreements, tax returns or reports, and any other reports filed with governmental agencies.

Section 7.       OTHER INSTRUMENTS. All other contracts and written instruments not previously described shall be signed by one of the following officers: the President, a Vice President, the Secretary or the Treasurer, or by any other officer or employee of the Company designated by the Board, or by such other person or persons as may be designated from time to time by the Board.

Section 8.       STATUTORY AGENTS. The President, a Vice President and the Secretary or an Assistant Secretary are authorized to appoint statutory agents of the Company and to execute powers of attorney as needed, to accept service of process against the Company, to execute papers to comply with laws in order to qualify the Company to do business in any state, territory, district, country or jurisdiction and to take other actions needed to be taken to comply with laws, rules, or regulations in order to qualify the Company to do business.

Section 9.       FORM OF RECORDS. Unless otherwise required by law, any records maintained by the Company in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, magnetic tape, magnetic disk, optical disk, CD-ROM, microfiche, microfilm, or any other information storage format, provided that the records so kept can be converted into clearly legible form within a reasonable time.

Section 10.     AMENDMENTS. The Board shall have the power to make, alter, amend or repeal any and all of these bylaws. Any such action by the Board may be amended, altered, or repealed by the shareholders.

These amended and restated bylaws were duly adopted by the Board of Directors of the Company on the 1st day of October, 2007.

/s/	Joy M. Benner
Joy M. Benner, Secretary